EXHIBIT 21.1

List of Subsidiaries
The following are the Company’s wholly owned subsidiaries and entities that are controlled by the Company that are included in these consolidated financial statements as of and for the years ended December 31, 2022 and 2021:

Business Name	Entity Type	State of Operations
4Front Holdings, LLC	Holding Company	DE
4Front Advisors, LLC	Consulting Company	AZ
Mission Partners USA, LLC	Investment Company	DE
Linchpin Investors, LLC	Finance Company	DE
Healthy Pharms Inc.	Collocated Cultivation / Production / Dispensary	MA
New England Cannabis Corporation, Inc.	Collocated Cultivation / Production	MA
MMA Capital, LLC (95% owned by Mission Partners USA, LLC)	Finance Company	MA
IL Grown Medicine, LLC	Cultivation	IL
Harborside IL Grown Medicine, Inc.	Dispensary (allowing for the operation of 2 dispensaries)	IL
Om of Medicine, LLC	Co-located Medical Provisioning Center (Dispensary); Co-located Adult-Use Dispensary	MI
Mission MA, Inc.	Collocated Cultivation / Production / Dispensary	MA
Real Estate Properties LLC	Real Estate Holding	WA
Fuller Hill Development Co, LLC	Real Estate Holding	WA
Ag-Grow Imports LLC	Importer of Equipment	WA
Pure Ratios Holdings, Inc.	Online CBD Retail	DE
4Front California Capital Holdings Inc.	Production	CA
Island Global Holdings, Inc.	Holding Company	CA
Carousel Bay LLC	Distribution	CA
Isla Buena Vista LLC	Cultivation	CA
Gold Coast Gardens LLC	Cultivation	CA
Robot Farms Inc.	Cultivation	CA
4Front Nevada Corp.	Holding Company	NV
Brightleaf Development LLC	Holding Company	WA
Mission Partners IP, LLC	IP Holding Company	DE
4Front US Holdings, Inc.	Holding Company	DE
4Front Ventures Corp.	Holding Company	Canada